EXHIBIT 99.1

                                PRESS RELEASE


                                         CONTACT:  Laura Lionetti Barton
                                                   Odyssey Marine Exploration
                                                   (813) 876-1776 ext 2562
                                                   LLB@shipwreck.net

  Odyssey Concludes Private Placement to Institutional Investors

TAMPA, FL - March 10, 2005 - Odyssey Marine Exploration, Inc. (Amex: OMR) a leader in the field of deep ocean shipwreck exploration, has concluded a private placement of 2,700,000 shares of the company's common stock to four institutional investors. The stock was sold at $2.50 per share. Included with each share was one warrant entitling the holder to purchase an additional share of stock at the exercise price of $3.50 prior to the close of business March 9, 2007. The net proceeds of $6,350,000 raised in the private placement will be used to acquire additional equipment and technology to expand the company's search and recovery capabilities, to fund upcoming search operations, and for general business purposes.

Odyssey Marine Exploration is an American Stock Exchange Company (Ticker symbol: OMR) with several shipwreck projects in various stages of development throughout the world. Additional information about Odyssey, its projects and equipment is available at www.shipwreck.net.

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The Company believes the information set forth in this Press Release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in "Risk Factors," and "Business" in the Company's annual report on Form 10KSB for the year ended February 29, 2004, which has been filed with the Securities and Exchange Commission.